Exhibit 99.1

November 3, 2008

Re: Third Quarter 2008 Wells Limited Partnership Account Summary and Fact Sheets

Dear Wells L.P. Investor:

I’m pleased to provide you with your third quarter limited partnership update. This update packet includes the following materials:

•	Partnership Account Details of all your account activity in the third quarter.

•	Consolidated Partnership Distribution Summary of third quarter distributions and withholdings if the Fund(s) in which you are invested are distributing proceeds this quarter.*

•	Consolidated Distribution Check if the Fund(s) in which you are invested are distributing proceeds this quarter.* (Please see the enclosed Fact Sheet(s) for more information about distributions.)

•	Third Quarter 2008 L.P. Fact Sheet for each Fund in which you are a limited partner.

*	Class “A” share investors in Wells Funds VIII, IX, and XII are expected to receive an operating distribution.

The Consolidated Partnership Distribution Summary includes any operating distributions (quarterly amounts paid out of net cash flow from operations) and withholdings deducted during the third quarter.

As in previous quarters, you’ll want to review the Fund Fact Sheet(s), which include(s) a comprehensive overview of a Fund’s portfolio, property activity, and current return.

Continued on reverse

6200 The Corners Parkway Norcross, GA 30092-3365 Tel: 770-449-7800 Tel: 800-557-4830

Fax: 770-243-8198 www.wellsref.com

If you have any questions, please contact us at 800-557-4830. Our Investor Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

Sincerely,

Leo F. Wells III
General Partner

Enclosures

cc: Financial Representative

Disclosures

This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter.

LPMPLTRI0810-0962